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                                                                     EXHIBIT 19
                        AMERICAN BUSINESS PRODUCTS, INC.
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(LOGO)

TO OUR SHAREHOLDERS:

American Business Products, Inc. started off 1995 with the highest quarterly sales in the company's history. Income before 1994 accounting changes also set a first quarter record, increasing nearly 40%.

For the first quarter, sales reached a record $157.4 million, up 11.8% over first quarter 1994. Income rose to $5.9 million, or $.56 per share, compared with $4.3 million, or $.40 per share, for first quarter 1994 before the effect of FASB accounting changes. Net income of $5.9 million for first quarter 1995 compared with net income of $3.7 million, or $.34 per share last year.

This exceptional quarter benefited from a strong performance throughout ABP operations. Our continuing cost efficiencies and the effects of consolidations and restructuring combined with the firming of prices helped improve our margins year-to-year.

The Board of Directors at their meeting yesterday approved a 3-for-2 split of ABP Common Stock to be paid as a 50% stock dividend on June 15 to shareholders of record June 1. This will increase floating shares available for trading and should generate greater activity in the stock to the benefit of shareowners. The Directors also approved a regular quarterly dividend on pre-split shares of $.21 per share payable June 15 to shareholders of record on June 1.

At the Annual Shareholders meeting held April 26, Marvin Schmalzried retired from the Board in accordance with our retirement guidelines. We thank him for his 13 years of service as a Director. Rex McClelland, Senior Vice President-Corporate Services, Delta Air Lines, Inc. has been appointed to fill Mr. Schmalzried's unexpired term. These four Directors were re-elected to three-year terms: Thomas R. Carmody, Robert W. Gundeck, Hollis L. Harris and W. Stell Huie.

Given a continuing healthy economy, we anticipate that 1995 will be another good year for ABP.

Thomas R. Carmody                   Robert W. Gundeck
Chairman and                        President and
Chief Executive Officer             Chief Operating Officer

April 27, 1995
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
          FINANCIAL HIGHLIGHTS (DOLLARS IN THOUSANDS)                  FIRST QUARTER
                     PERIOD ENDED MARCH 31                          1995           1994
Net sales                                                         $157,384       $140,715
Income before cumulative effect of changes in accounting
  principles                                                         5,949          4,266
Income per common share before cumulative effect of changes in
  accounting principles                                                .56            .40
Net income                                                           5,949          3,661
Net income per common share                                            .56            .34
Dividends per common share                                             .21            .20

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                         CONSOLIDATED INCOME STATEMENTS
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
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
                                                                 1995             1994
                                                             ------------     ------------
QUARTER ENDED MARCH 31
Net Sales..................................................  $    157,384     $    140,715
                                                             ------------     ------------
Cost of Goods Sold.........................................       110,368           98,790
Selling and Administrative Expenses........................        34,924           32,773
                                                             ------------     ------------
                                                                  145,292          131,563
                                                             ------------     ------------
Operating Income...........................................        12,092            9,152
Other Income (Expense)
  Interest Expense.........................................        (2,161)          (2,366)
  Miscellaneous -- Net.....................................            97              237
                                                             ------------     ------------
Income Before Income Taxes and Cumulative Effect of Changes
  in Accounting Principles.................................        10,028            7,023
Provision for Income Taxes.................................         4,079            2,757
                                                             ------------     ------------
Income Before Cumulative Effect of Changes in Accounting
  Principles...............................................         5,949            4,266
Cumulative Effect of Changes In Accounting Principles......                           (605)
                                                             ------------     ------------
Net Income.................................................  $      5,949     $      3,661
                                                             =============    =============
Per Common Share:
  Income before cumulative effect of changes in accounting
     principles............................................  $        .56     $        .40
  Net income...............................................           .56              .34
Dividends Per Common Share.................................           .21              .20
Average Number of Common Shares Outstanding................    10,662,816       10,682,195

                                  (Unaudited)

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                          CONSOLIDATED BALANCE SHEETS
                             (DOLLARS IN THOUSANDS)
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
                                                               MARCH 31,     DECEMBER 31,
                                                                 1995            1994
                                                               ---------     ------------
Current Assets
  Cash and cash equivalents..................................  $ 20,979        $ 25,997
  Accounts receivable, less allowances of $2,262 and
     $2,379..................................................    78,888          72,536
  Inventories................................................    55,084          51,929
  Other......................................................       707           2,250
                                                               ---------     ------------
          Total Current Assets...............................   155,658         152,712
Plant And Equipment -- At Cost
  Land.......................................................     5,933           5,983
  Buildings and improvements.................................    53,788          52,011
  Machinery and equipment....................................   128,644         127,645
                                                               ---------     ------------
                                                                188,365         185,639
  Less accumulated depreciation..............................    96,000          93,199
                                                               ---------     ------------
                                                                 92,365          92,440
Intangible Assets From Acquisitions
  Goodwill, less amortization of $2,845 and $2,605...........    31,289          31,528
  Other, less amortization of $4,173 and $3,973..............     2,249           2,449
                                                               ---------     ------------
                                                                 33,538          33,977

Deferred Income Taxes........................................    10,345          10,495
Other Assets.................................................    21,422          22,477
                                                               ---------     ------------
                                                               $313,328        $312,101
                                                               ==========    =============
Current Liabilities
  Accounts payable...........................................  $ 40,085        $ 41,674
  Salaries and wages.........................................     8,697           9,771
  Profit sharing contributions...............................     1,967           4,397
  Income taxes...............................................     3,592           1,340
  Current maturities of long-term debt.......................     6,114           6,237
                                                               ---------     ------------
          Total Current Liabilities..........................    60,455          63,419

Long-Term Debt...............................................    74,845          75,144
Supplemental Retirement Benefits.............................    14,278          13,609
Postretirement and Postemployment Benefits...................    22,561          22,448
Stockholders' Equity
  Common stock -- $2 par value; authorized 50,000,000 shares,
     issued 10,787,229 and 10,784,229 shares.................    21,575          21,569
  Additional paid-in capital.................................       160             118
  Retained earnings..........................................   121,798         118,095
  Foreign currency translation adjustment....................        64              64
                                                               ---------     ------------
                                                                143,597         139,846
  Less 123,098 and 121,478 shares of Common Stock in
     treasury -- at cost.....................................     2,408           2,365
                                                               ---------     ------------
                                                                141,189         137,481
                                                               ---------     ------------
                                                               $313,328        $312,101
                                                               ==========    =============

                                  (Unaudited)

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